FORM OF
                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

                                       FOR

                               TANAKA FUNDS, INC.


         WHEREAS, TANAKA Funds, Inc. (the "Company") engages in business as an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Company has one series designated TANAKA Growth Fund (the "Fund");

         WHEREAS, the Company desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund; and

         NOW, THEREFORE, the Company, on behalf of the Fund, hereby adopts the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

         1. Features of the Classes. The Fund issues its shares of common stock in three classes: "Class A Shares," "Class B Shares," and "Class R Shares." Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class R shares of the Fund shall have the features described in Sections 2, 3 and 4 below.

         2. Service Fee. The Company has adopted a Service Plan with respect to the Class A and Class B shares of the Fund, which provides that the Fund may pay a service fee at an annual rate up to 0.25% of the average daily net asset value of the Class A and Class B shares. The Class R shares are not subject to a service fee.

         The services for which service fees may be paid include, among other things, advising clients or customers regarding the purchase, sale or retention of shares of the Fund, answering routine inquiries concerning the Fund and assisting shareholders in changing options or enrolling in specific plans.

         3. Distribution Fee. The Fund has adopted Distribution and Service Plans with respect to the Class B and Class R shares of the Fund pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Class R Distribution and Service Plan authorizes payments by the Fund in connection with the distribution of its Class R shares at an annual rate of up to 0.25% of the average net asset value of the Class R shares. The Class B Distribution and Service Plan authorizes payments by the Fund in connection with the distribution of its Class B shares at an annual rate of up to 0.75% of the average net asset value of the Class B shares.


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         Payments  may be made by the Fund  under the Plans for the  purpose  of financing any activity primarily intended to result in the sales of shares of the Fund as determined by the Board of Directors. Such activities typically include advertising; compensation for sales and sales marketing activities of
financial   service  agents  and  others,   such  as  dealers  or  distributors;
shareholder account servicing; production and dissemination of prospectuses and sales and marketing materials; and capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead.

         4. Allocation of Income and Expenses. (a) The gross income of the Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund.
These expenses include:

                  (1) Expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel) not attributable to a particular class of shares of the Fund ("Fund Level Expenses"); and

                  (2) Expenses incurred by the Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

         Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Fund Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.


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


         5. Conversion Features. There shall be no conversion features associated with the Class A or Class R shares of the Fund. The Class B shares of the Fund convert automatically into Class A shares at the end of the month which precedes the eighth anniversary of the purchase date.

         6. Quarterly and Annual Reports. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties.

         7. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Fund or any other provider of services to the Fund without the prior approval of the Fund's Board of Directors.

         8. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Fund and
(b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         9. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

         10. Limitation of Liability. The Directors and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and Underwriter or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Directors or shareholders.

         IN WITNESS WHEREOF, the Company, on behalf of the Fund, has adopted this Multiple Class Plan as of the ____ day of ________, 1998, to be effective _____________, 1998.



                                            TANAKA FUNDS, INC.



                                            By:
                                               -----------------------
                                               Name:
                                               Title:


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